EXHIBIT 99.1

PRESS RELEASE
For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133

Cole to retire as Hooker Furniture President; Delgatti will assume presidency

Martinsville, Va., December 11, 2013: Alan Cole, president of Hooker Furniture Corporation (NASDAQ-GS:HOFT) has announced he will retire at the end of the company’s current fiscal year, effective February 2, 2014. He will be succeeded by Michael Delgatti, currently serving as the president of Hooker Upholstery and the Executive Vice President of Sales for the company.

Cole joined Hooker in 2007 as Executive Vice President of Upholstery Operations, was subsequently named President of Hooker Upholstery and then President of Hooker Furniture Corporation. “We greatly appreciate Alan’s profound contributions to Hooker Furniture, Bradington-Young and Sam Moore,” said Paul B. Toms Jr., chairman and chief executive officer. “The strategic vision and team-building he has brought to our organization, as well as the two new businesses he conceived and launched, will make this a stronger company for many years to come.”

“At the same time,” Toms continued, “We are very confident in Mike as he prepares to assume the presidency of Hooker Furniture Corporation. Mike is extremely capable, has had an extraordinarily positive impact on our upholstery companies, and has also made significant contributions during the last year as he assumed responsibility for sales in all divisions. Once he becomes president, he will add responsibility for marketing and case goods product development in his expanded role. I look forward to sharing leadership with Mike as I have with Alan.”

While Delgatti will focus on domestic and international sales, merchandising, marketing and oversee all upholstery operations, Toms will continue to focus on case goods operations, supply chain, logistics, corporate services,  investor and Board relations as well as the new Homeware and H Contract businesses.

Commenting on the transition of leadership, Cole said, “The timing is as perfect as it could possibly be. We have been very intentional in our succession plans for an orderly transition, and we are exactly where we wanted to be at this time. It is gratifying to see that our organization is well positioned with good momentum and that important new initiatives have been launched and are moving forward. I don’t think we could have written a better scenario. The confluence of events over the last seven years has brought us exactly to the point we wanted to be as a company, and now I’m looking forward to turning my attention towards my family and a very active retirement.”

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2012 shipments to U.S. retailers, Hooker Furniture Corporation is an 89-year old residential wood, metal and upholstered furniture resource.  Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization and Seven Seas, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com, www.homeware.com, and www.hcontractfurniture.com.